Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Date: October 30, 2020

HOROWITZ LIMITED PARTNERSHIP VIII

By:	Horowitz Management, Inc., its
Managing Partner

By:	/s/ Jason E. Tester
Jason E. Tester Chief Financial Officer

ADAM S. HOROWITZ REVOCABLE TRUST

By:	/s/ Adam S. Horowtiz
Adam S. Horowtiz, Trustee

JASON E. TESTER

By:	/s/ Jason E. Tester
Jason E. Tester

HOROWITZ MANAGMENT, INC.

By:	/s/ Jason E. Tester
Jason E. Tester Chief Financial Officer